EXHIBIT 99.1

Weyerhaeuser Completes Acquisition of Longview Timber LLC

FEDERAL WAY, Wash. (July 23, 2013) - Weyerhaeuser Company (NYSE: WY) today announced the completion of its acquisition of Longview Timber LLC from affiliates of Brookfield Asset Management.

The acquisition includes approximately 645,000 acres of high-quality timberlands in Washington and Oregon, which expand Weyerhaeuser's timber holdings in the Pacific Northwest by 33 percent to approximately 2.6 million acres. The transaction increases the total amount of U.S. timberlands Weyerhaeuser owns or controls to approximately 6.6 million acres.

“This acquisition is a truly unique opportunity for us to grow our high-value timberlands assets west of the Cascade Mountains,” said Dan Fulton, president and CEO. “This region provides excellent soil and climate conditions for growing Douglas fir, which is a preferred species for many of our customers. We intend to leverage our silviculture, infrastructure, logistics and marketing expertise to realize the full potential of these lands, which are highly complementary to our existing ownership in the area.”

About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 6.6 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY.
Forward-Looking Statements
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to any benefits and impacts of the acquisition. Many factors could cause the actual results to differ materially from those projected including, without limitation, as described in the risk factors in our annual report on Form 10-K filed with the SEC on February 19, 2013 and the matters described in our quarterly report on Form 10-Q for the quarter ended March 31, 2013 and filed with the SEC. These forward-looking statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. The company will not update these forward-looking statements after the date of this news release.